SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                    Securities and Exchange Act of 1934


             Date of Report (Date of earliest event reported):
                             September 21, 1998


                        GRAPHIC CONTROLS CORPORATION
           (Exact name of registrant as specified in its charter)



          New York                 0-2349               16-0834173
(State or other jurisdiction     (Commission            (I.R.S. Employer
      of incorporation)          File Number)         Identification No.)




           189 Van Rensselaer Street, P.O. Box 1271, Buffalo, NY
            (Address of principal executive offices) (zip code)


                               (716) 853-7500
            (Registrant's telephone number, including area code)


                               Not Applicable
       (Former name or former address, if changed since last report)



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Item 5. Other Events

          On September 21, 1998, Graphic Holdings, Inc. ("Graphic Holdings"), the parent company of Graphic Controls Corporation (the "Company"), executed a definitive agreement (the "Stock Purchase Agreement") among Bessemer Holdings, L.P. ("Bessemer"), certain stockholders named therein and Tyco Group S.a.r.l. ("Tyco"), a subsidiary of Tyco International Ltd. ("Tyco International"). The Stock Purchase Agreement provides for the acquisition of all of the common stock of Graphic Holdings by Tyco. Graphic Holdings is currently owned by Bessemer and its affiliates and members of the Company's management. Tyco International, pursuant to a Guaranty dated as of September 21, 1998 (the "Guaranty"), has agreed to guaranty the obligations of Tyco under the Stock Purchase Agreement. Tyco will pay approximately $460 million in cash to acquire Graphic Holding's common stock, to redeem its preferred stock and to cancel its outstanding options and to assume or discharge its outstanding debt. Tyco agreed in the Stock Purchase Agreement to cause the Company to refinance its outstanding bank debt of approximately $140 million including accrued interest, if required. The Company's $75 million of 12% Senior Subordinated Notes due 2005 will remain outstanding on the acquisition date. Noteholders will have the right to put their Notes to Graphic Controls at a price of 101% during a certain period following a change of control. The acquisition is subject to certain customary conditions including clearance under the Hart-Scott-Rodino Act. The foregoing discussion is qualified in its entirety by the full text of the Stock Purchase Agreement and Guaranty, copies of which are attached as Exhibits hereto and incorporated by reference herein.



Item 7. Financial Statements and Exhibits

(c) Exhibits

         Exhibit 2.1       Stock Purchase Agreement

         Exhibit 2.2       Guaranty

         Exhibit 20        Press Release

                                 SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   GRAPHIC CONTROLS CORPORATION



Date: September 23, 1998           By: /s/ Anthony W. Borowicz
                                       ----------------------------
                                       Name:   Anthony W. Borowicz
                                       Title:  Vice President - Finance

                               Exhibit Index



Exhibit No.            Description of Exhibit            Sequential Page
                                                             Number

Exhibit 2.1             Stock Purchase Agreement

Exhibit 2.2             Guaranty

Exhibit 20              Press Release